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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A of our report dated June 9, 2023 (except for the matter described in Note 13 and the effects thereof, as to which the date is August 4, 2023), relating to the consolidated financial statements of Endexx Corporation as of September 30, 2022 and 2021 and for each of the two years in the period ended September 30, 2022, which are contained in the Prospectus.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

Turner, Stone & Company, L.L.P.

Dallas, Texas
December 15, 2023

Turner, Stone & Company, L.L.P.
Accountants and Consultants
12700 Park Central Drive, Suite 1400
Dallas, Texas 75251
Telephone:972-239-1660/Facsimile: 972-239-1665
Toll Free: 877-853-4195
Web site: turnerstone.com